2006 Executive Compensation Arrangements

Named executive officers, Messrs Murphy, Shencavitz, Dalton, Leakfeldt and Hurley and certain other officers participated in a three-tiered executive incentive plan for 2006. This short term incentive plan is not set forth in a formal document with the named executive officers or others, but was approved by the Board of Directors for fiscal 2006. All awards are subject to the Company and Bank maintaining a rating of "2" on 2006 FDIC and MBFI exams. As to the named executive officers, the plan created eligibility for cash payments based upon achievement of the following criteria for fiscal 2006:

The first of the three tiers provided for a capped incentive payment to the named officers if the company achieved a nine percent (9%) increase in net earnings compared to 2005. The second tier provided an additional capped incentive payment based upon the achievement of specific individual goals such as loan, deposit, and fee income growth, quality measures and completion of significant new initiatives. The third tier provided for an additional uncapped incentive payment of increased net earnings over 2005 of ten percent or more.

While the Company achieved a seven percent (7%) increase in net earnings over 2005, this result was insufficient to trigger any incentive awards to the named executive officers under this Plan for 2006.